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Exhibit 21.1

SUBSIDIARIES OF AAR CORP.(1)

Name of Corporation	State of Incorporation
AAR Services, Inc.(2)	Illinois
AAR Allen Services, Inc.(3)	Illinois
AAR Parts Trading, Inc.(4)	Illinois
AAR Engine Services, Inc.(5)	Illinois
AAR Aircraft & Engine Sales & Leasing(6)	Illinois
AAR International, Inc.(7)	Illinois
AAR Manufacturing Group, Inc.(8)	Illinois
AAR Aircraft Services, Inc.(9)	Illinois

(1)
Subsidiaries required to be listed pursuant to Regulation S-K Item 601(b)(21).

(2)
Also does business under the names AAR Distribution, AAR Aircraft Services-Oklahoma and AAR Airframe Services-Roswell.

(3)
Also does business under the names AAR Landing Gear Services, AAR Component Services, Mars Aircraft Radio and AAR Hermetic.

(4)
Also does business under the names AAR Aircraft & Turbine Center, AAR Allen Aircraft, AAR Defense Systems & Logistics and AAR PMA Products.

(5)
Also does business under the name AAR Engine Component Services and AAR Power Services.

(6)
Also does business under the names AAR Engine Sales & Leasing, AAR Aircraft Sales & Leasing, AAR Aircraft Advisory Services and AAR Financial Services Corp.

(7)
Also does business under the names AAR Distribution International, AAR Aircraft Component Services, AAR Engine Group International, and AAR Allen Group International.

(8)
Also does business under the names AAR Cargo Systems, AAR Mobility Systems, AAR Composites and AAR ATICS.

(9)
Also does business under the name AAR Aircraft Services-Indianapolis.

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  Exhibit 21.1